DOÑA DIANA WEBB DAVIES, Intérprete Jurado de inglés,

CERTIFICA:

que la que antecede es traducción fiel y completa al INGLÉS de un documento redactado en ESPAÑOL

En Madrid, al 02 de julio de 1.999.

DIANA WEBB DAVIES
MARTÍNEZ CAMPOS, 26
TEL.. 342 33 13 • FAX: 342 33 21
28010 MADRID
INTERPRETE JURADO DE INGLES

I, DIANA WEBB DAVIES, Official Sworn Translator and Interpreter of English,

HEREBY CERTIFY:

that the attached is a true and complete translation into English of a document written in Spanish.

Madrid, July 2nd 1999.

MINISTERIO DE ASUNTOS EXTERIORES
LEGALIZACIONES
Visto Bueno para legalizar la firma que antecede por ser, al parecer, auténtica sin entrar en el contenido del documento ni ulterior destino que pueda dársele.
Madrid, - 2 JUL. 1999
P. EL SUBSECRETARIO.

Alicia López Alguacil
Auxiliar de Legalizaciones

DIANA WEBB DAVIES
MARTÍNEZ CAMPOS, 26
TEL. 342 33 13 • FAX: 342 33 21
28010 MADRID
INTERPRETE JURADO DE INGLES